                    CONSENT OF KPMG DEUTSCHE TREUHAND-GESELLSCHAFT
                  AKTIENGESELLSCHAFT WIRTSCHAFTSPRUFUNGSGESELLSCHAFT



We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated January 23, 1998, on our audit of the combined financial statements and schedule of the Henkel-Ecolab Joint-Venture as of November 30, 1997, 1996 and 1995 and for the periods beginning December 1, 1996, 1995 and 1994 and ended November 30 1997, 1996 and 1995, which report is included in Ecolab Inc.'s Annual Report on Form 10-K for the year ended December 31, 1997. We also consent to the reference to our firm under the caption "Experts".



Dusseldorf, Germany



July 30, 1998


KPMG Deutsche Treuhand-Gesellschaft
Aktiengesellschaft
Wirtschaftsprufungsgesellschaft


/s/Stefan Haas           /s/Bernhard Momken
Stefan Haas              Bernhard Momken
Wirtschaftsprufer        Wirtschaftsprufer